Exhibit 99.1

FOR IMMEDIATE RELEASE

JULY 12, 2011

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY AND APACHE CORPORATION TO JOINTLY

DEVELOP PERMIAN BASIN PROJECT

Crosstex Purchases, Upgrades Mesquite Natural Gas Liquids/Crude Oil Terminal

DALLAS, July 12, 2011 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today announced the Partnership and Apache Corporation (NYSE: APA) will jointly invest $85 million in a new-build natural gas processing facility in the Permian Basin in West Texas. The initial phase of the project will provide interim and long-term processing solutions, compression and residue gas takeaway for Apache’s Deadwood development in Glasscock County. Crosstex and Apache will fund the processing project equally and each hold a 50 percent working interest. Separately, Crosstex will buy and upgrade a nearby rail terminal to provide transportation of natural gas liquids (NGL) to its Eunice fractionation facility in southern Louisiana.

Initially, Crosstex and Apache will install a refrigeration plant with a capacity of 20 million cubic feet (MMcf) per day as an interim gas processing solution, compression and takeaway, all of which are expected to be operational by the fourth-quarter 2011. A cryogenic gas processing facility with a capacity of 50 MMcf per day is expected to be operational in the second-quarter 2012. Crosstex will manage construction and operate the facilities.

“Crosstex is excited to embark on this joint interest project with Apache, a premier independent energy company that has operated in the Permian Basin in West Texas for nearly 20 years and is one of the largest producers in the region with an active drilling program. We are extremely pleased Crosstex can provide Apache with creative midstream solutions for their gas and NGL products,” said Barry E. Davis, Crosstex President and Chief Executive Officer. We look forward to continuing our long-term working relationship with Apache.

“This transaction provides Crosstex with a significant footprint for future growth in the Permian Basin area where we will pursue additional business opportunities,” Davis added.

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Additionally, Crosstex will purchase and upgrade the abandoned Patriot Fractionator in Midland County. The facility will be upgraded and refurbished to initially serve as a rail terminal for Apache raw make NGL. Crosstex will transport NGL via rail to its Eunice fractionation facility in south central Louisiana for fractionation and sales. Product will be delivered to the Mesquite terminal via existing NGL pipelines or by trucks. Crosstex will invest $12 million in the project, which is scheduled to be completed and operational in the fourth-quarter 2011. This facility will provide NGL takeaway for the constrained Permian infrastructure until a long term pipeline solution becomes available.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, cash flow, incremental investment and timing for becoming operational for the projects discussed above, as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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